As filed with the Securities and Exchange Commission on November 28, 2000

File No. 333-62733

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

LIFEPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware 33-0539168

(State or Other Jurisdiction of Incorporation or Organization) (I.R.S. Employer Identification No.)

1205 South Dupont Street, Ontario, California 91761

(Address of Principal Executive Offices (Zip Code)

LifePoint, Inc. 1997 Stock Option Plan

(Full Title of the Plan)

Ms. Linda H. Masterson

LifePoint, Inc.

1205 South Dupont Street

Ontario, CA 91761

(909) 418-3023

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Robert W. Berend, Esq.

Wachtel & Masyr, LLP

110 East 59th Street

New York, N.Y. 10022

(212) 909-9602

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been filed by LifePoint, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") and are incorporated in this Registration Statement by reference:

    the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000;
    the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;
    the Company's Quarterly Report on From 10-Q for the quarter ended September 30, 2000; and
    the description of the Company's Common Stock, $.001 par value (the "Common Stock"), as contained in the Company's Registration Statement on Form 8-A filed on April 18, 2000 under the Securities Exchange Act of 1934, as amended (the " Exchange Act").

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"); provided, however, that the documents enumerated above and subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The financial statements of the Company appearing in the Company's Annual Report (Form 10-KSB) at March 31, 2000 and for each of the two years in the period ended March 31, 2000 have been audited by Ernst & Young LLP, independent auditors, and, for the period October 8, 1992 (inception) through March 31, 1995, by Wolinetz, Gottlieb & Lafazan, P.C., independent certified public accountants, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The validity of the shares offered hereby will be passed upon for the Company by Wachtel & Masyr, LLP, 110 East 59th Street, New York, New York 10022.

Item 6. Indemnification of Directors and Officers

The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for a breach of his or her fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, prior to such amendment or repeal.

While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

The Company's Certificate of Incorporation provides for the maximum indemnification of the Company's officers and directors, employees and agents as permitted by Section 145 of the GCL. Section 145(a) of the GCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

Pursuant to Section 145(b) of the GCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, then, pursuant to Section 145(c) of the GCL, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense. Any indemnification under subsections (a) and (b) of Section 145 of the GCL, unless ordered by a court or advanced pursuant to this Section, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made pursuant to subsection (d) of Section 145 if the person is a director or officer at the time of the determination: (a) by the stockholders; (b) by a majority vote of the directors who were not parties to the action, suit or proceeding, even if less than a quorum; (c) by a majority vote of a committee consisting of directors who were not parties to the action, suit or proceeding, even if less than a quorum; or (d) if there are no directors who were not parties to the action, suit or proceeding, or if such directors so order, by independent legal counsel in a written opinion.

Pursuant to Section 145(e) of the GCL, a corporation may provide that the expenses of a director or officer incurred in defending a civil or criminal action, suit or proceeding be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

The indemnification and advancement of expenses authorized pursuant to the subsections of Section 145 of the GCL described above: (a) do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to an action in his or her official capacity and as to an action in another capacity while holding his or her office, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 145(g) of the GCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145. The Company has in effect a standard directors' and officers' liability insurance policy.

See the last undertaking in Item 9 to this Registration Statement.

Item 7. Exemption from Registration Claimed

No option was exercised prior to the effectiveness on September 2, 1998 of this Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the Registrant is of the opinion that, at the time each option was, or will be, thereafter exercised under the LifePoint, Inc. 1997 Stock Option Plan, the shares of the Common Stock that were, or will be issued, upon such exercise were and will not be "restricted securities" as such term is defined in Rule 144(a)(3) promulgated under the Securities Act and were or may be reoffered or resold pursuant to this Registration Statement unless the person exercising the option was or is an "affiliate" of the Company as such term is defined in Rule 144(a)(1). In the event that the person is an affiliate, the Registrant intends to file a Post-Effective Amendment to this Registration Statement containing a reoffer prospectus as provided in General Instruction C to Form S-8 under the Securities Act before permitting a reoffer or resale of the shares.

Item 8. Exhibits
Number	Exhibit

4(a)

Copy of Registrant's Certificate of Incorporation as filed in Delaware on October 8, 1992 is incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

4(a)(1)

Copy of Amendment to Registrant's Certificate of Incorporation filed as Exhibit 4(a) hereto as filed in Delaware on October 13, 1992 is incorporated by reference to the Registrant's Registration Statement on Form SB-2, File No. 33-61786.

4(a)(2)

Copy of Amendment to Registrant's Certificate of Incorporation filed as Exhibit 4(a) hereto as filed in Delaware on February 25, 1984 is incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1998.

4(a)(3)

Copy of Amendment to Registrant's Certificate of Incorporation filed as Exhibit 4(a) hereto as filed in Delaware on January 19, 1999 is incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

4(a)(4)

Copy of Registrant's Restated Certificate of Incorporation as filed in Delaware on April 29, 1999 is incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1999.

4(a)(5)

Copy of Amendment to Registrant's Restated Certificate of Incorporation filed as Exhibit 4(a)(4) hereto as filed in Delaware on September 1, 2000 is incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

4(a)(6)

Copy of Registrant's Restated Certificate of Incorporation as filed in Delaware on September 1, 2000 is incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

4(b)	Copy of Registrant's By-Laws as initially adopted is incorporated by reference to the Registrant's Registration Statement on Form SB-2, File No. 33-61786.
4(b)(1)

Copy of the Registrant's By-Laws as adopted on February 29, 1999 superseding those filed as Exhibit 4(b) is incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1999.

4(b)(2)

Copy of Registrant's By-Laws as adopted on June 16, 2000 and as effective on September 1, 2000 superseding those filed as Exhibit 4(b)(1) is incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

4(c)	Copy of LifePoint, Inc. 1997 Stock Option Plan is incorporated by reference to the Registrant's definitive proxy material filed on July 31, 1998.
4(d)(1)	Form of Incentive Stock Option Agreement by and between the Registrant and an Employee as the Optionee pursuant to Exhibit 4(c).
4(d)(2)	Form of Incentive Stock Option Agreement by and between the Registrant and an Employee as the Optionee (with a performance goal) pursuant to Exhibit 4(c).
4(d)(3)	Form of Non-Qualified Stock Option Agreement by and between the Registrant and a Director as the Optionee pursuant to Exhibit 4(c).

The Registrant also will use, pursuant to Exhibit 4(c), non-qualified stock option agreements with employees as the Optionees which are similar to the forms filed as Exhibits 4(d)(1) and 4(d)(2) except that Section 1(b) thereof is deleted, there is no reference in Section 2 to the Exercise Price being the Fair Market Value of a share of the Common Stock and the references to the type of option are changed. In addition, the Registrant will use, pursuant to Exhibit 4(c), non-qualified stock option agreements with consultants as the Optionees which are similar to the form filed as Exhibit 4(d)(3) except that the word "consultant" is substituted for "director" and the phrase "or normal retirement" is deleted from subsections (a) and (b) of Section 6. The Registrant will file copies of these other forms as Exhibits to this Registration Statement upon the request of the Commission.

5	Opinion of Wachtel & Masyr, LLP is incorporated by reference to the initial filing of this Registration Statement.
23(a)	Consent of Wachtel & Masyr, LLP.
23(b)	Consent of Ernst & Young LLP.
23(c)	Consent of Wolinetz, Lafazan and Co., P.C.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
    To include any prospectus required by Section 10(a)(3) of the Securities Act;
    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 to this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on November 28, 2000.

LIFEPOINT, INC.

(Registrant)

By: /s/ Linda H. Masterson

Linda H. Masterson

Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Registration Statement has been signed by the following persons in the capacities indicated on November 28, 2000.

Signature Title

/s/ Linda H. Masterson Principal Executive Officer and Director

Linda H. Masterson

Position Vacant Principal Financial Officer

/s/ Michele A. Clark Principal Accounting Officer

Michele A. Clark

/s/ Charles J. Casamento Director

Charles J. Casamento

/s/ Peter S. Gold Director

Peter S. Gold

/s/ Paul Sandler Director

Paul Sandler

/s/ Stanley Yakatan Director

Stanley Yakatan